EXHIBIT 3.39(a)
[STAMP]
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
BEFORE PAYMENT OF CAPITAL
OF
RAMADA NEW JERSEY HOLDINGS CORPORATION
          I, the undersigned, being the sole incorporator of RAMADA NEW JERSEY HOLDINGS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”)
          DO HEREBY CERTIFY:
          FIRST: That Article Fourth of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:
          “A. General Authorization
          The total number of shares of stock which the Corporation shall have authority to issue is fourteen million (14,000,000) shares, consisting of:
          1. six million (6,000,000) shares of Common Stock, par value $.001 per share, each of which shall be entitled, prior to January 4, 1991, to 12.67 votes, and, on and after January 4, 1991, to one vote, on all matters to be voted on by stockholders of the Corporation;
          2. four million (4,000,000) shares of a class of Preferred Stock designated as Convertible Class A

Preferred Stock, par value $.001 per share, having the relative rights and preferences set forth below; and
          3. four million (4,000,000) shares of a class of Preferred Stock designated as Class B Preferred Stock, par value $.001 per share, having the relative rights and preferences set forth below.
          B. Convertible Class A Preferred
          1. The holder of each share of Convertible Class A Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds legally available therefor, to annual, noncumulative dividends in an amount which is equal to all cash dividends paid on each share of the Corporation’s Common Stock in the same time period. No dividends may be declared or paid on the Common Stock unless, at least concurrently therewith, dividends are declared or paid, respectively, on the Convertible Class A Preferred Stock.
          2. Upon any liquidation, dissolution or winding up of the Corporation, each holder of an outstanding share of Convertible Class A Preferred Stock shall be entitled to receive, before any distribution or payment is made upon any Common Stock, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to $1.35, plus any accrued and unpaid dividends. Following receipt of such payment, the holders of the Convertible Class A Preferred Stock shall be entitled to receive a proportionate share of any further distribution to stockholders, based on the number of shares or Preferred Stock and Common Stock outstanding.
          3. (a) The Corporation may, at the option of the Board of Directors exercisable at any time on or after April 1, 1990 and before October 1, 1990, redeem all of the outstanding Convertible Class A Preferred Stock on January 4, 1991. Notice of redemption of the Convertible Class A Preferred Stock shall be mailed by first-class mail to each holder of record of such shares not less than 30 nor more than 60 days prior to the date fixed for payment and shall specify the calculations used in determining the redemption price and the method of payment.

               (b) The redemption price for each share of Convertible Class A Preferred Stock shall be an amount equal to not less than $3.50 per share or more than $9.00 per share, the exact price to be determined by reference to a formula to be set forth in an amendment to this Certificate of Incorporation before any shares of Convertible Class A Preferred Stock may be offered to the public.
               (c) The Corporation shall have the right, at the option of the Board of Directors, to pay the redemption price in cash or notes or any combination thereof, with any such notes to bear interest from January 1, 1991 to maturity, at an interest rate equal (at the option of the Board of Directors) to either a fixed rate equal to the prime rate of Bankers Trust Company of New York on January 1, 1991 or a floating rate, with each quarterly interest rate to be based on the prime rate of Bankers Trust Company of New York on the first day of each such quarter. Interest on the notes shall be payable quarterly in arrears, commencing March 31, 1991, with principal due in equal quarterly installments beginning March 31, 1991 so as to fully amortize the principal amount by December 31, 1994. The notes will, however, be due on October 31, 1994, at which time all outstanding principal and interest shall be due and payable. The notes may be prepaid at any time without penalty and must be guaranteed by Ramada Inns, Inc. or its successor.
          4. Each share of Convertible Class A Preferred Stock outstanding shall automatically be converted into one share of Class B Preferred Stock as of the close of business on January 4, 1991.
          5. Every registered holder of Convertible Series A Preferred Stock shall be entitled to vote at all meetings of stockholders and shall have one vote per share, such votes to be counted together with those of any other holders of shares of capital stock of the Corporation having general voting powers and not separately as a class or group, except as provided below or as required by law.
          The Corporation shall not sell, lease or otherwise transfer or dispose of all or substantially all of its assets, voluntarily dissolve or liquidate, or increase the number of authorized shares of Convertible Class A Preferred Stock, without the approval of the holders of a majority of the outstanding Convertible Class A Preferred Stock, voting as a class.
          C. Class B Preferred
          1. Holders of shares of Class B Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds legally available therefor, to annual dividends equal in the aggregate to $1,080,000, payable quarterly commencing March 31, 1991. Dividends on the Class B Preferred Stock shall be cumulative from January 4, 1991. Accruals of dividends shall not bear interest. Thereafter, holders of Class B Preferred Stock shall be entitled to 40% of any additional dividends declared by the Board of Directors on the Corporation’s capital stock. No dividends may be declared or paid on the Common Stock unless payment of preferred dividends on the Class A Preferred Stock has been made or funds have been set aside for such purpose.
          2. Upon any liquidation, dissolution or winding up of the Corporation, each holder of an outstanding share of Class B Preferred Stock shall be entitled to receive, before any distribution or payment is made upon any Common Stock, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to $1.35, plus any accrued and unpaid dividends. Following receipt of such payment, the holders of the Class B Preferred Stock shall be entitled to receive as a class 40% of any other distributions by the Corporation on its capital stock.
          3. The Class B Preferred Stock is not redeemable.
          4. The Class B Preferred Stock may only be issued in exchange for any outstanding shares of Convertible Class A Preferred Stock on January 4, 1991.
          5. Every registered holder of Class A Preferred Stock shall be entitled to vote at all meetings of stockholders and shall have one vote per share, such votes to be counted together with those of any other holders of shares of capital stock of the Corporation having general voting powers and not separately as a class or group, except as provided below or as required by law.

          The Corporation shall not sell, lease or otherwise transfer or dispose of all or substantially all of its assets, voluntarily dissolve or liquidate, increase the number of authorized shares of Class B Preferred Stock or declare or pay a dividend on the Common Stock, without the approval of the holders of a majority of the outstanding Class B Preferred Stock, voting as a class.”
          SECOND: That the Corporation has not received any payment for any of its stock, and the directors of the Corporation were not named in the original Certificate of Incorporation and have not yet been elected.
          THIRD: That the amendment was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delware.
          IN WITNESS WHEREOF, Ramada New Jersey Holdings Corporation has caused this Certificate of Amendment to its Certificate of Incorporation to be executed on its behalf by Vincent J. Pisano, its Sole Incorporator, this [ILLEGIBLE] day of September, 1984.

RAMADA NEW JERSEY HOLDINGS CORPORATION

By:	/s/ Vincent J. Pisano Vincent J. Pisano
Sole Incorporator

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